Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos.333-63842, 333-66665 and 333-1718 on Form S-8 of our report dated March 10, 2006, relating to the consolidated financial statements and the financial statement schedule of APAC Customer Services, Inc. as of January 1, 2006 and for each the two years in the period ended January 1, 2006, appearing in this Annual Report on Form 10-K of APAC Customer Services, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 16, 2007